DATED                                                      2001
              -----------------------------------------------------






           AUTHORISZOR HOLDINGS LIMITED                             (1)

           WRDC LIMITED                                             (2)

           GARCIA HANSON AND BRIAN EDMONDSON                        (3)

           And

           AUTHORISZOR INC.                                         (4)






         --------------------------------------------------------------
         SUBSCRIPTION AGREEMENT
         relating to WRDC Limited
         --------------------------------------------------------------


                                    CONTENTS

1      DEFINITIONS............................................................................................1

2      SUBSCRIPTION AND COMPLETION............................................................................5

3      CONTINUING AND FURTHER OBLIGATIONS.....................................................................6

4      THE BOARD OF DIRECTORS.................................................................................8

5      BUYOUT TERMS...........................................................................................8

6      BUYER EVENT............................................................................................9

7      price.................................................................................................10

8      SET OFF...............................................................................................11

9      GuarantEE.............................................................................................12

10     ASSIGNMENT AND TRANSFER...............................................................................12

11     NOTICES...............................................................................................13

12     GENERAL...............................................................................................13

SCHEDULE 1...................................................................................................16

       Letter of Representation..............................................................................16

SCHEDULE 2...................................................................................................18

       General Undertakings..................................................................................18

SCHEDULE 3...................................................................................................19

       The Resolutions.......................................................................................19

SCHEDULE 4...................................................................................................21

       Shareholders..........................................................................................21

SCHEDULE 5...................................................................................................22

       (Completion Board Minutes)............................................................................22

SCHEDULE 6...................................................................................................24

       Deed of Undertaking...................................................................................24

SCHEDULE 7 Deed of Adherence.................................................................................25


DATE OF SUBSCRIPTION AGREEMENT                                              2001

PARTIES

(1) AUTHORISZOR HOLDINGS LIMITED (Company Number 3873915) whose registered office is at Windsor House Cornwall Road Harrogate HG1 2PW ("Authoriszor");

(2) WRDC LIMITED (Company Number 2945379) whose registered office is at First Floor Ebor Court Westgate Leeds LS1 4ND (the "Company");

(3) THOSE PERSONS whose names and addresses and shareholdings in the Company are set out in Schedule 4 ("Shareholders"); and

(4) AUTHORISZOR INC. a public company registered under the laws of the state of Delaware whose principal executive offices are situated at One Van de Graaff Drive Suite 502 Burlington MA 01803 USA ("Inc.").

RECITALS:

A The Company is a private limited company incorporated in England and Wales on 4 July 1994. Prior to Completion, the authorised share capital of the Company is (pound)33,400 and the issued share capital of the Company is comprised as follows:

     Garcia Hanson                    1,125,000               A Ordinary Shares

     Brian Edmondson                  1,125,000               B Ordinary Shares

     Authoriszor                      840,000                 D Ordinary Shares


B Following Completion, the Shareholders and Authoriszor have agreed to co-operate in the management of the Business through the Company as provided in, and in accordance with, this Agreement.

C Inc. has agreed to guarantee the obligations of Authoriszor under the terms of this Agreement.

IT IS HEREBY AGREED as follows:

1    DEFINITIONS

1.1 In this Agreement and the Recitals and the Schedules the following terms shall have the following meanings:

     "the Agreed Form" in relation to any document, that document initialled for the purposes of identification by or on behalf of the parties hereto.

     ""A" Ordinary Shares" the "A" ordinary shares of 1 penny each in the capital of the Company.

     "AL" Authoriszor Limited, Company Number 3302620.

     "Articles of Association" means the Articles of Association of the Company to be adopted pursuant to the Resolutions in the Agreed Form.

     "Authoriszor's Solicitors" Hammond Suddards Edge of 2 Park Lane Leeds LS3 1ES.

     "Average Closing Price" shall be the average of:

     (a) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the closing sales price for such stock (or the closing bid, if no sales were reported)] as quoted on such exchange or systemas reported in The Wall Street Journal or such other source as Inc. acting reasonably deems reliable;

     (b) if the Common Stock is regularly quoted on the OTC Bulletin Board or any similar system or automated dissemination of quotations of securities prices or by a recognised securities dealer, the average between the closing bid and closing asked prices for the Common Stock on the last market trading day prior to the day of determination.

     for each of the immediately preceding 5 Trading Days prior to the tenth Business Day following the earliest Trigger Event.

     "Blocked Account" shall mean a bank account in the joint names of Shulmans and Hammond Suddards Edge to be operated in accordance with the agreed terms relating thereto.

     "the Board" the board of directors of the Company from time to time.

     ""B" Ordinary Shares" the "B" ordinary shares of 1 penny each in the capital of the Company.

     "Business" means the business of selling consulting, systems integration, systems development and managed services related business.

     "Business Plan" the business plan relating to the strategy and business of the Company in the Agreed Form.

     "Business Day" means a day (other than Saturday or Sunday) when the clearing banks are open for business in the City of London.

     "Buyer Event" shall have the meaning  ascribed to such expression in Clause
     6.

     "Buyer's Group" means Inc. and any company which is from time to time a Holding Company of Inc. or a Subsidiary of Inc., or such Holding Company.

     "Charge" means the mortgage to be given by Inc to the Shareholders in the Agreed Form.

     "Common Stock" means the Common Stock of Inc., par value $0.01 per share.

     "Completion" the completion of this Agreement by the parties in accordance with Clause 2.

     "Completion Date" the date of Completion.

     "Control " or "Controlled" shall be determined by reference to the provisions of Section 416 TA 1988 and a "Change of Control" when applied to any party shall be deemed to have occurred if any person or persons who Control such party at the date of execution of this Agreement (or the date such party becomes bound by the terms of this Agreement (if later)) subsequently cease to Control it or if any person or persons subsequently acquire Control of it.

     ""D" Director" means a director of the Company for the time being appointed or deemed to have been appointed pursuant to Clause 4.1 or the Articles of Association by Authoriszor as holder of the "D" Ordinary Shares.

     ""D" Ordinary Shares" the "D" Ordinary Shares of 1 penny each in the capital of the Company.

     "Deed of Undertaking" a deed in the form set out in Schedule 6.

     "Further Subscription" means the subscription for 139,167 "D" Ordinary Shares to be made by Authoriszor pursuant to Clause 3.8(e).

     "the General Undertakings" the undertakings set out in Schedule 2.

     "Initial Subscription" means the subscription for 139,168 "D" Ordinary Shares to be made by Authoriszor on Completion pursuant to Clause 2.

     "Insolvency Event" shall mean the date on which Inc.:

     (a)  makes an assignment for the benefit of creditors;

     (b)  files a voluntary petition in bankruptcy;

     (c) files a petition seeking any reorganisation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

     (d) seeks, consent to or acquiesces in the appointment of a trustee, receiver or liquidator of the Inc. or of all or any substantial part of its properties; or

     (e) any proceeding shall be instituted against Inc. seeking to adjudicate it a bankrupt or insolvent or seeking reorganisation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation relating to bankruptcy, insolvency or relief of debtors, or seeking the appointment of a receiver, custodian, trustee or other similar official for Inc. or a substantial part of its properties, and the proceeding shall remain undismissed for a period of 90 days, or if within 90 days after the appointment without consent or acquiescence of a trustee, receiver or liquidator of Inc. or of all or any substantial part of Inc's properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

     "Issued Share Capital" shall mean the entire issued share capital of the Company.

     "Letter of Representation" means the letter in the form set out in Schedule 1 with such amendments or changes that may be required at the time of issue of such letter under the rules of NASDAQ or US law (including federal and state securities laws).

     "Mr Edmundson" means Brian Edmundson.

     "Mr Hanson" means Garcia Hanson.

     "Old Agreement" means the shareholders agreement entered into by the parties hereto dated 27 January 2000.

     "Old Service Agreement" means the service agreement between the Company and Garcia Hanson dated 22 February 2000.

     "the Resolutions" the written resolutions of the Company to be passed at or before Completion in the form set out in Schedule 3.

     "Purchase Agreement" the sale and purchase agreement to be entered into on Completion between each of Garcia Hanson, Brian Edmundson, Inc. and Authoriszor in the Agreed Form.

     "Secondary Fundraising Date" means the date of receipt of cleared funds by Inc. pursuant to any secondary fundraising carried out by Inc. for which Inc. raises net proceeds of at least $10 million from the issue of debt or equity securities or a combination thereof in a single transaction or series of transaction occuring within the period between the date hereof and 1 January 2002.

     "Security Interest" means any mortgage, charge assignment or assignation by way of security, guarantee, indemnity, debenture, hypothecation, pledge, declaration of trust, lien, right of set off or combination of accounts, or any security interest whatsoever, howsoever created or arising.

     "the Service Agreement" the new service agreement to be entered into between AL and Garcia Hanson in the form initialled for the purpose of identification by or on behalf of, AL and Garcia Hanson.

     "Shares" shares in the share capital of the Company.

     "Subscription" means the Initial Subscription and the Further Subscription

     "Shareholders' Notice" means a notice served pursuant to Clause 6.2.

     "Shareholders Solicitors" means Shulmans 21 York Place, Leeds, LS1 2EX.

     "Subsidiary"  and "Holding  Company" have the meanings  ascribed thereto by
     Section 736 Companies Act 1985.

     "Trading Day" means any day in which markets for public securities traded in the United States are open for trading.

     "Trigger Event" shall have the meaning ascribed to such expression in clause 5.1.

1.2 References to the parties hereto include their respective successors in title, assignees, estates and legal personal representatives.

1.3 References to the singular shall include a reference to the plural and vice versa unless the context otherwise requires.

1.4 References to Recitals, Clauses, Sub-Clauses and Schedules shall be to recitals and schedules to and clauses and sub-clauses of this Agreement.

1.5 References to statutes or statutory provisions and orders or regulations made thereunder include that statute provision order or regulation as amended, modified re-enacted or replaced from time to time before the date hereof and to any previous statute, statutory provision order or regulation amended modified re-enacted or replaced by such statute provision order or regulation.

1.6  The clause headings shall not affect the construction of this Agreement.

2    SUBSCRIPTION AND COMPLETION

2.1 Subject to the terms and conditions of this Agreement, Authoriszor shall make the Initial Subscription on Completion.

2.2 The Shareholders hereby waive all rights of pre-emption (if any) that they may have now or at Completion over the Shares the subject of the Subscription to which they may be entitled under the Articles of Association of the Company or otherwise.

2.3  The  Shareholders  and  Company  agree  that any  sums  due to the  Company pursuant to the Subscription shall be paid by Authoriszor to the Shareholders' Solicitors whose receipt shall constitute a full discharge of Authoriszor's obligations to make any such payment.

2.4 Completion shall take place at the office of the Authoriszor's Solicitors when each of the events set out in Clause 2.5 shall occur.

2.5  At Completion:

     (a)  the parties shall enter into and complete the Purchase Agreement

     (b) the Shareholders and Authoriszor shall procure that there shall be duly convened and held a meeting of the board of Directors of the Company to transact and unanimously resolve upon the business, set out in Schedule 5 and shall procure the passing of the resolutions set out in Schedule 3;

     (c) in respect of the Initial Subscription Authoriszor shall deliver or cause to be delivered to the Company an application for the allotment to Authoriszor of 139,168 "D" Ordinary Shares ("Initial Subscription Shares") duly signed on behalf of Authoriszor together with a bankers draft (or such other form of payment as the Company may agree) in respect of the total Subscription price for such Initial Subscription Shares of (pound)250,000;

     (d) the Company shall allot and issue the Initial Subscription Shares to Authoriszor upon payment being received by the Company and the Company shall register Authoriszor as the holder of the Initial Subscription Shares, and shall prepare and deliver to Authoriszor share certificates in respect thereof;

     (e)  AL and Garcia Hanson shall execute and exchange the Service Agreement;

     (f) Paul Ayres shall be appointed a "D" Director pursuant to the Articles of Association and on the terms set out in Clause 4;

     (g)  the statutory books of the Company shall be delivered to Authoriszor;

     (h) Inc. shall procure that the sum of(pound)828,325 shall be paid into the Blocked Account provided always that such sum shall be released to Inc. upon a conditional on demand bank guarantee for such sum being provided by Inc. to the Shareholders in terms reasonably satisfactory thereto which Inc. shall use its reasonable endeavours to procure as soon as reasonably possible.

     (i)  Inc. shall execute and deliver to the Shareholders the Charge.

     (j) Inc. shall file a UCC-1 financing statement in relation to the Charge and promptly file the same both in the place of Inc's incorporation and at the place where it has its main office.

2.6 Following Completion the Company shall procure that all necessary documents and returns are duly completed and delivered to the Registrar of Companies in compliance with the Companies Act 1985.

2.7 The parties hereby agree that on Completion, the Old Agreement and the Old Service Agreement shall be terminated with immediate effect.

3    CONTINUING AND FURTHER OBLIGATIONS

3.1  Each of the  undertakings  given by the  parties  hereto  pursuant  to this
     Agreement   shall  continue  in  full  force  and  effect   notwithstanding
     Completion.

3.2 The Company undertakes to Authoriszor and Inc. ("the A & I Party") and the Shareholders in the terms of the General Undertakings and to comply so far as is lawful with the terms of the General Undertakings;

3.3 The Shareholders undertake to A & I Party and the A & I Party undertakes to the Shareholders to exercise any powers that they may have as shareholders and to vote in person or by proxy their respective Shares in favour of any resolutions proposed in general meetings necessary to give effect to the General Undertakings and not to vote their respective Shares against any resolution proposed in general meeting which would to its knowledge either directly or indirectly give rise to a breach of the General Undertakings; and

3.4 The Shareholders and the A & I Party undertake to each other to procure that the Directors appointed by them in their capacity as a director of the Company shall do all acts within their power to procure compliance by the Company with the General Undertakings PROVIDED THAT nothing in this Clause

     3.4 will impose an obligation to procure that any Director acts or omits to act in a way which would be in excess of or in breach of his duties (including his overriding duty to act in the best interests of the Company) as a director of the Company or which would be unlawful.

3.5 The Company and each of the Shareholders and the A & I Party hereby undertake to each other:

     (a) to exercise their respective powers and votes (including such powers and votes as may be vested in any nominee) to ensure that:

          (i) the terms of this Agreement and the Articles of Association are complied with;

          (ii) all meetings of the Board and the Company shall be quorate;

          (iii)generally to endeavour to promote the Company's business and its interests;

     (b) to execute any further documents, take all steps, exercise all voting rights and other powers of control available to them in relation to the Company or otherwise and generally to take any other such action and do all other things as are required of them (including without limitation amending the Articles of Association) at any time to give full force and effect to the provisions of this Agreement.

3.6 Save as herein expressly provided, in the case of any conflict between the terms of this Agreement and the provisions of the Articles of Association of the Company or of any subsidiary of the Company, the terms of this Agreement shall prevail on all the parties to this Agreement. The A & I Party and each Shareholder agree that they will, if so requested by the others procure to the extent of their respective rights to vote as a shareholder of the Company any necessary amendment to the Articles of Association or the articles of association of any subsidiary of the Company (as the case may be) so as to remove such conflict.

3.7 The Shareholders and The A & I Party agree that whilst he remains an employee and/or director of AL, Garcia Hanson will perform the duties of Managing Director of the Company and have full responsibility for all operational matters and will perform such activities as Operations Director of AL and Chief Operating Officer of Inc., in accordance with the Service Agreement;

3.8 Authoriszor and Inc. hereby agree with the Shareholders and the Company that:

     (a) it will reasonably consider providing further funds to the Company to enable it to develop its business, provided that pre-agreed targets and plans are met; and

     (b)  it  will   actively   encourage   the  Company  to  seek   appropriate
          acquisitions and that all such proposals will be reasonably considered by Authoriszor and Inc.

     (c) the existing loan for (pound)122,000 owed by the Company to Authoriszor under the terms of the agreement made 22 February 2000 ("the Loan Agreement") will, if in the best interest of the Company, be capitalised in due course.

     (d) it and they will consult with Garcia Hanson with regard to any proposed changes to the board of the Company and reasonably take into account his opinions with regard to the same.

     (e) Authoriszor will, within six (6) months of Completion in respect of the Further Subscription deliver or cause to be delivered to the Company an application for the allotment to Authoriszor of 139,167 "D" Ordinary Shares ("Further Subscription Shares") duly signed on behalf of Authoriszor together with a bankers draft (or such other form of payment as the Shareholders may agree) in respect of the total Subscription Price for such Further Subscription Shares of(pound)250,000 and Authoriszor shall procure that the Company shall allot and issue the Further Subscription Shares to Authoriszor upon payment being received by the Company and Authoriszor shall procure that the Company shall register Authoriszor as the holder of the Further Subscription Shares and shall prepare and deliver to Authoriszor share certificates in respect thereof.

3.9 Authoriszor hereby agrees that the terms of this Agreement are not intended to restrict the management of the Company in the ordinary course and Authoriszor acknowledges that the intention is for the Company to continue to operate as an independent company wherever reasonably possible.

3.10 Inc agrees with the Shareholders that it shall make available to employees of the Inc. options over at least 265,000 shares of Common Stock under Inc's 2000 Omnibus Stock and Incentive plan (in addition to those options to be granted to the Option Holders as a term of the Purchase Agreement) such options to be granted as the Board of the Company (with a "D" Director voting in favour) shall determine from time to time. Of these options, 100,000 shall be granted on the basis that they vest within 1 year of issue.

4    THE BOARD OF DIRECTORS

4.1 Subject to clause 4.2 the majority of holders of the "D" Ordinary Shares shall have the right to appoint at least two directors of the Company (the "D" Director) and of such of its subsidiaries as it may specify from time to time and to remove from office any such person so appointed and to appoint another in his place. Any such appointment or removal shall be in writing, served on the Company and signed by the majority of holders of the "D" Ordinary Shares.

4.2 The Company shall not remove or purport to remove any "D" Director of the Company without the prior written consent of the majority of holders of the "D" Ordinary Shares (except in accordance with the provisions of Clause 4.2).

4.3 The "D" Directors shall be entitled to report back to the A & I Party such information as may be necessary for the A & I Party to monitor its investment in the Company. The "D" Directors shall be entitled to be paid a reasonable directors fee as set out in the Business Plan and reasonable expenses by the Company commensurate with the time spent and services provided by him.

5    BUYOUT TERMS

5.1  Inc. and the Shareholders hereby agree that on the earlier of:

     (a)  the Secondary Fundraising Date;

     (b)  1 January 2002; or

     (c)  the date on which a Shareholder Notice is served by a Shareholder;

     or such earlier date as Inc. may agree with both Shareholders ("Trigger Event"), Inc. will purchase from the Shareholders (or in the case of a Shareholder Notice which is served by one Shareholder only from the
     Shareholder serving the Shareholder Notice) in each case referred to as "the Seller", and the Seller shall sell to Inc. the balance of the issued share capital of the Company held by the Seller (or any person to whom a Seller may have transferred his Shares) not already beneficially owned by Inc. with full title guarantee, free from all liens, charges and encumbrances and together with accrued benefits and rights ("Sale Shares") at an acquisition price ("Price") of (pound)1.7964 pence per Sale Share, irrespective of the actual class of such share.

5.2 The completion of the purchase and sale referred to at Clause 5.1 shall take place at the offices of Authoriszor's Solicitors on the tenth Business Day after the Trigger Event when:

     (a) the Seller holding Sale Shares shall deliver to Authoriszor's' Solicitors certificates (or an indemnity for lost certificates in a form reasonably satisfactory to Inc.) in respect of the Sale Shares and duly completed and executed transfers of the Sale Shares in favour of Inc. (if appropriate) Letters of Representation executed by each of them; and

     (b) Inc. shall pay or procure the payment of the Price in the manner set out in Clause 7 below.

5.3 The Buyer agrees that in the event of a Buyer Event under clause 6.1(b) below, the Buyer will use its reasonable best efforts to procure that any Common Stock issued to the Shareholders in satisfaction of the Price is also subject to the general offer made by the third party.

6    BUYER EVENT

6.1  For the purposes of this agreement a "Buyer Event" means

     (a)  the occurrence of an Insolvency Event;

     (b) the making of a bona fide general offer by a third party to the holders of Common Stock of Inc. to acquire all of the Common Stock (other than Common Stock already owned by such third party);

     (c) the disposal by Inc. (or by any of its Subsidiaries) of Shares to a third party which results in such third party obtaining Control of the Company.

6.2 If Inc. becomes subject to a Buyer Event the Shareholders may jointly or individually serve a notice in writing upon Authoriszor and Inc. ("Shareholder Notice") requiring Authoriszor or at the Shareholder's option Inc. to immediately purchase his "Sale Shares" at the Price as such expressions are defined in Clause 7.1 in accordance with the provisions of Clause 7.2;

7    price

7.1 Subject to clause 7.4 below, Inc. shall satisfy 55% of the Price by way of procuring the issue and allotment of such numbers of fully paid shares of Common Stock (excluding fractions but rounded up to the nearest share) at the Average Closing Price as shall have a value nearest to, but not less than, that sum to the relevant Shareholders as part satisfaction of consideration payable to such relevant Shareholders subject to the provisions of this Clause 7.

7.2 The balance of the price (45%) shall be payable in pounds sterling or such other currency then adopted by the government of England which shall, subject to Clause 8, be satisfied by a payment by Inc. of an amount equal to that deposited in the Blocked Account pursuant to Clause 2.5 or by the release to the Sellers of such sum from the Blocked Account. All payments of Price (whether under this Clause or under Clause 7.3(a) or under Clause
     7.4 or otherwise) made by Authoriszor in cash shall be paid to the Shareholders by way of telegraphic transfer or bankers draft.

7.3  In addition:

     (a) the Common Stock to be issued pursuant to Clause 7.1 shall rank pari passu in all respects with the Common Stock of Inc. already in issue and listed at the relevant time and so far as regards any dividend on such stock declared or paid by reference to a record date falling on or after the date of their registration in the register of members of Inc. shall rank as if they had been issued (fully paid) on and from the commencement of the period in respect of which such dividend is declared or paid;

     (b) it shall be a condition of the satisfaction of part of the Price by Common Stock that the Common Stock shall be listed on NASDAQ (whether on the OTC Bulletin Board or otherwise) or listed on such other recognised and publicly quoted market in North America or Europe of equivalent or better standing provided that if such Common Stock is not so listed or such listing is prevented as a result of the trading of Common Stock being suspended on the relevant date of issue, Inc. shall have 30 Trading Days to procure such a listing, failing which the Shareholders shall instead (if required by the Shareholders) satisfy that part of the Price in respect of which such Common Stock was issued by a payment in cash and such Common Stock shall (if issued) be transferred back to Inc. (or its nominee) or cancelled at the option of Inc.; and

     (c) the conversion between United States Dollars to the pounds sterling or the currency then adopted by the government of England shall be calculated by reference to the average exchange rate for such currencies specified in the Financial Times of England on the last Business Day immediately prior to the date on which the relevant Sale Shares are sold.

7.4

     (a) In the event that the total amount of Common Stock or options over Common Stock issued pursuant to Clause 2.5, 5 and 7.1 hereof, in aggregate, at any time exceeds 19.9% of Inc's issued and outstanding shares of Common Stock at the Completion Date, Inc. shall be entitled, in its absolute discretion, to satisfy such part of the Price which will cause such total amount of Common Stock to exceed the said 19.9% in pounds sterling, or such other currency then adopted by the government of England which shall be paid in accordance with Clause
          7.2 above;

     (b) In the event that a Shareholder Notice is served by a Shareholder pursuant to the occurrence of an Insolvency Event, the Shareholders shall be entitled to require that all or any Price payable to them shall be payable in pounds sterling or such other currency then adopted by the government of England which shall be paid in accordance with Clause 7.2 above.

8    SET OFF

8.1 Save as hereinafter provided Inc. shall have no right of set off or withholding or deduction against the Price payable to the Sellers pursuant to Clause 7.

8.2 If prior to the Trigger Event, Inc shall notify the Sellers in writing of any Actionable Claim (as hereinafter defined) then the provisions of Clauses 8.3 to 8.6 below shall apply.

8.3 An Actionable Claim shall be a bona fide claim under the Sellers' Warranties or under the Tax Deed (as each term is defined in the Purchase Agreement) by Inc against the Sellers:

     (a) which has been specified in reasonable detail with the supporting evidence of the event matter or default which gives rise to the claim and a reasonable estimate of the amount claimed;

     (b) but shall only be an Actionable Claim to the extent of the balance of the claim which may be made after taking into account the provisions of Schedule 5 of the Purchase Agreement (Limitation on Sellers' Liability), as appropriate.

8.4 An Actionable Claim (if it has not be previously satisfied settled or withdrawn) shall be deemed to have been waived or withdrawn by Inc on the expiry of 3 months after the date it was made unless Court proceedings in respect of ot shall then have been issued and served on the Seller.

8.5  In the event of an Actionable  Claim,  notified in accordance  with Clauses
     8.2 and 8.4 Inc shall be entitled to set off the amount of the Actionable Claim up to a maximum set off sum of (pound)500,000 against the Price payable to the Seller pursuant to Clause 7 provided that:

     (a) the maximum amount which Inc may set off against the Price payable to Mr Hanson under Clause 7.1 ("the Hanson Share Element") shall be (pound)125,000; and

     (b) the maximum amount which Inc may set off against Mr Hanson against the Price payable to Mr Hanson under Clause 7.2 ("the Hanson Cash Element") shall be (pound)125,000; and

     (c) the maximum amount which Inc set off against Mr Edmondson against the Price payable to Mr Edmondson under Clause 7.1 ("the Edmondson Cash Element") shall be (pound)125,000;

     (d) the maximum amount which Inc may set off against Mr Edmondson against the Price payable to Mr Edmondson under Clause 7.2 ("the Edmondson Cash Element") shall be (pound)125,000;

     AND IN ANY EVENT the set off must be applied equally in relation to the Hanson Share Element, the Hanson Cash Element, the Edmondson Share Element and the Edmondson Cash Element so that no more than 25% of the set off may be made against each such Element.

8.6 Upon any Actionable Claim having been settled or resolved and the amount payable thereunder determined, Inc. shall be liable to pay to the Sellers the amount set off by it pursuant to clause 8.5 in respect of that claim, less the amount of the Actionable Claim agreed, settled or resolved to be payable to Inc.

9    Guarantee

9.1 In consideration of the Shareholders and the Company entering into this Agreement at the request of Inc. and in consideration of the payment of(pound)1 to Inc. by each of the Shareholders and the Company (the receipt of which is hereby acknowledged by Inc.), Inc. covenants with the Shareholders and the Company;

     (a) to procure and guarantee the performance of Authoriszor of all obligations under this Agreement which are expressed to relate to Authoriszor and of all obligations under any agreement ("Ancillary Agreement") entered into by Authoriszor pursuant to this Agreement; and

     (b) to guarantee to the Shareholders and the Company the due payment by Authoriszor of any monies due the Shareholders and/or the Company under the terms of this Agreement or under any Ancillary Agreement and this shall be a continuing guarantee until all monies due are paid.

9.1 The liability of Inc. shall not be discharged or impaired by any amendment to or variation of this Agreement, any release of or granting of time or other indulgence to Authoriszor or any third party or any act, event or omission which but for this Clause would operate to impair or discharge the liability of such party under this Clause.

10   ASSIGNMENT AND TRANSFER

10.1

     (a) This Agreement shall be binding upon and shall enure for the benefit of each party's personal representatives and successors in title (as the case may be) but shall not be assignable save as provided in this Clause 10;

     (b)  Notwithstanding  the  provisions in the Articles of Association of the
          Company:

          (i) no Shareholder shall be entitled to transfer any Shares without the express written consent of Authoriszor and Inc. (which Authoriszor and Inc. shall be entitled to refuse in its absolute sole discretion as it sees fit); and

          (ii) each member of the Buyer's Group shall be entitled to transfer any Shares it may hold at any time to any other member of the Buyer's Group, without the consent of either Shareholder.

10.2 If Authoriszor and/or Inc. transfer any Shares in the Company pursuant to the Articles of Association, it shall be a condition of such transfer that in each case such transferee shall execute a deed of adherence substantially in the form set out in Schedule 7 and subject to executing such deed of adherence, such assignee shall assume the obligations of such Assignee (in addition to the Assignee) under Clauses 3.1 to 3.6 inclusive,
     3.8 and 3.9.

10.3 If any Shareholder or Authoriszor ceases to hold Shares or ceases to be the beneficial owner of shares in the Company, then it shall cease to have the benefit of this Agreement.

10.4 The Company and the Shareholders and Authoriszor and Inc. undertake to each other that they will procure to the extent of their respective rights (whether as directors or shareholders of the Company or otherwise) that:

(a) no person is registered as holder of any shares in the Company (whether upon transfer or transmission or by issue) except in accordance with the Articles of Association and this Agreement; and

11   NOTICES

     Where notice is to be given in writing to any party hereto it may be served by leaving it at the registered office or last known address of that party or by sending it by prepaid first class post or facsimile to the party's registered office or last known address within the United Kingdom supplied by the party to the other parties to this Agreement for the giving of notice to that party to the other or by airmail or facsimile to any address outside the United Kingdom supplied by that party for the giving of notice to that party. A properly addressed and prepaid notice sent by first class post or airmail (as the case may be) shall be deemed to have been served at an address within the United Kingdom at the expiry of two days after the notice is posted (unless posted outside the United Kingdom when the period shall be increased from two days to ten days) and shall be deemed to have been served at an address outside the United Kingdom at the expiry of ten days from the date of posting by airmail. Where a notice is given by facsimile, service of the same shall be deemed to be effected upon receipt of telephone or other confirmation of its receipt. Any notice sent to the "D" Director must also be copied to Authoriszor at the same time.

12   GENERAL

12.1 Failure by any party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect his or its right to enforce such provision at a later time. No waiver by any party hereto of any condition or the breach of any term, representation or warranty contained in this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or be deemed to be or construed as the breach of or a waiver of any other term, covenant, representation or warranty in this Agreement.

12.2 This Agreement shall be governed by and construed in accordance with English Law and all the parties hereto irrevocably submit to the non-exclusive jurisdiction of the English Courts as regards any claim, dispute or matter arising out of or relating to this Agreement or any of the documents to be executed pursuant to it. The parties hereto agree that service of any writ, notice or other document for the purpose of any proceedings in such Court shall be duly served upon it if delivered or sent by registered post in the manner provided by Clause 11. Nothing in this Agreement shall prevent or restrict a party from enforcing any judgement or order outside the said jurisdiction.

12.3 This Agreement may be entered into by each of the parties signing one or more counterparts which, taken together, shall constitute a complete agreement.

12.4 Except where the context otherwise requires, each of the restrictions contained in this Agreement shall be construed as independent of every other restriction and of every other provision of this Agreement to the intent that if any such restriction or the application of any such restriction to any person or to any circumstance shall be determined to be invalid or unenforceable, then such determination shall not affect any other restriction or provision of this Agreement or the application of such restriction to any other person or circumstance.

12.5 Nothing contained in this Agreement and no action taken by any party pursuant to this Agreement shall be deemed to constitute any party, a party to a partnership, association, joint venture or other entity. None of the parties hereto shall by virtue hereof have any authority to bind any other party hereto in any way except where expressly provided herein.

12.6 This Agreement (together with the documents executed pursuant to it) constitutes the entire agreement between the parties and supersedes and revokes any previous shareholder agreement between any of the Shareholders in relation to the Company.

12.7 Each Shareholders will at their own expense execute and do all such assurances, acts and things as Inc. may require for perfecting the title of Authoriszor (or its nominee) to the Sale Shares owned by the particular Shareholder following the exercise of an Option.

12.8 The Shareholders hereby irrevocably by way of security for the performance of their obligations under Clause 6.2 of this Agreement (within the meaning of Section 4 of the Powers of Attorney Act 1971) appoints Authoriszor and any person to whom Authoriszor delegates the exercise of the power of attorney conferred by this Clause jointly and also severally to be the attorney or attorneys of the Shareholders and in their name and on their behalf and as their act and deed to sign, seal, execute and deliver, all documents deeds and instruments, which may be required (or which the attorney reasonably considers necessary) for carrying out any obligation imposed on the Shareholders to execute any such documents, deeds or instruments pursuant to Clause 6.2(a) of this Agreement.

12.9 The Shareholders will ratify and confirm all transactions entered into and all things done by the attorney in the exercise or purported exercise of their powers.

12.10No term of this Agreement shall be enforceable under the Contract (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement. The parties to this Agreement may rescind or vary the same without the consent of any other person.

AS WITNESS the hands of the parties or their duly authorised representatives on the date shown on the first page as a deed.

                                   SCHEDULE 1

                            Letter of Representation



Authoriszor Inc.
8201 Preston Road, Suite 600
Dallas, Texas  75225

Attention:        Mr. Paul Ayres
President


Gentlemen:

In connection with the issuance to the undersigned of ____________ shares (the "Shares"), of common stock, par value $0.01 per share (the "Common Stock"), of Authoriszor Inc., a Delaware corporation (the "Company"), the undersigned warrants and represents that:

1. The undersigned is acquiring the Shares for investment solely for his own account and not for distribution, transfer or resale to others.

2. The undersigned has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the acquisition of the Shares.

3. The undersigned understands that the Shares to be acquired have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), nor pursuant to the provisions of the securities laws or other laws of any other applicable jurisdiction, in reliance upon exemptions for private offerings contained in the Securities Act and the regulations promulgated thereunder and in the applicable laws of such jurisdictions. The undersigned is fully aware that the Shares subscribed for by the undersigned are to be issued to the undersigned in reliance upon such exemptions based upon the representations set forth herein. The undersigned is also fully aware of the restrictions on sale, transferability and assignment of the Shares.

4. The undersigned will be subject to the Company's insider trading policy [and the Company's Regulation FD Policy as such policies may be amended] from time to time.

Because the Shares have not been registered under any securities laws, they will be "restricted securities" as defined in Securities and Exchange Commission Rule
144. Accordingly, the undersigned, as a stockholder, may not sell, transfer, or otherwise dispose of them without registration under the Securities Act and applicable securities laws or the applicability of an exemption from registration (in which case the undersigned may be required to provide the Company with a legal opinion, in form and substance satisfactory to the Company and its counsel, that registration is not required).

5. The Shares are not being acquired directly or indirectly as nominee, trustee, agent, or representative for any other person or persons.

6.   The  undersigned   acknowledges  and  consents  that  certificates  now  or
     hereafter issued for the Shares will bear a legend substantially as follows:

          "The shares of stock of Authoriszor Inc. (the "Company") represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and the holder hereof cannot make any sale, pledge, hypothecation, assignment or other transfer of any shares of such stock except pursuant to an offering of such shares duly registered under the Act, and any applicable state securities laws, or under other such circumstances which in the opinion of counsel for the Company, at the time, does not require registration under the Act or any applicable state securities laws. The shares represented by this certificate are "restricted securities" within the meaning of Rule 144 promulgated by the Securities and Exchange Commission under the Act and may be subject to the limitations and reporting requirements of said rule upon resale or other distribution thereof."

     7. The undersigned warrants that the information set forth in this Investment Letter is true and correct, with the knowledge that the Company is relying on the accuracy of the information and truth of the representations contained herein in connection with the Company's compliance with applicable securities laws. The undersigned further agrees to indemnify and hold harmless the Company from any and all liabilities, losses, costs, and expenses arising out of or related to the resale or other distribution by the undersigned of all or any portion of the Shares in violation of the Securities Act or of any applicable state securities laws as well as any and all liabilities, losses, costs, and expenses to which the Company may be put or that the Company may incur by reason of or in connection with any misrepresentation made by the undersigned, any breach of any of its warranties, or its failure to fulfil any of the covenants or agreements set forth herein. The representations and warranties contained herein (i) are made from the date the Board of Directors approved the issuance of the Shares to the undersigned, and (ii) are binding upon the heirs, legal representatives, successors, and assigns of the undersigned.

Executed as of this _______ day of _______________, 2001



[Shareholder]



Address (for purpose of the Company's stock transfer records):

                                   SCHEDULE 2

                              General Undertakings

1 The Company will not and the Shareholders and Authoriszor shall not (subject to paragraphs 2 and 3 below) consent or authorise without the prior written consent of Authoriszor or the "D" Director and the Shareholders and so far as is lawful:

1.1 create allot or issue any shares or other securities of the Company or grant any right to require the allotment or issue of any such shares or securities (other than the creation allotment or issue or the grant of any right to require the allotment or issue of any shares or securities pursuant to this Agreement);

1.2 permit the winding up of or the appointment of a receiver to the Company or any of its subsidiaries unless on the written advice of a Licensed Insolvency Practitioner for reasons of insolvency;

2 The Company will procure that each and every subsidiary of it shall give effect to each of the undertakings contained in paragraphs 1 and 1 above as if the undertakings contained therein had also been given individually by each of such subsidiaries and the name of each such subsidiary had appeared therein in substitution for "the Company" wherever it therein occurs.

3 Mr Hanson and Mr Edmondson shall not be removed as directors of the Company prior to the completion of the sale and purchase of their Sale Shares pursuant to Clause .

                                   SCHEDULE 3

                                 The Resolutions

                             THE COMPANIES ACT 1985

                                  WRDC LIMITED

                             COMPANY NUMBER 2945379

                               WRITTEN RESOLUTION

                                ___________ 2001



We, the undersigned, being the holders of the entire issued share capital of the Company hereby pass the following resolutions as written resolutions of the Company pursuant to Section 381A of the Companies Act 1985 with effect as if the said resolutions of the Company had been passed as resolutions of the Company in general meeting.

                               WRITTEN RESOLUTIONS

1    That:

1.1 the authorised share capital of the Company be increased from (pound)33,400 to (pound)36,400 by the creation of 300,000 "D" Ordinary Shares of (pound)0.01 each, having the rights set out in the Articles of Association of the Company;

1.2 the 582,500 "A" Ordinary Shares of (pound)0.01 each and 582,500 "B" Ordinary Shares of (pound)0.01 each to be acquired by Authoriszor Inc. today be each reclassified and re-designated as a "D" Ordinary Share.

2    That:

2.1 the Directors shall have unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any relevant securities (as defined in section 80(2) of the Companies Act 1985) of the Company to such persons at such times and generally on such terms and conditions as the Directors may determine. The authority hereby conferred shall be for a period expiring five years from the date hereof unless previously renewed, varied or revoked by the Company in General Meeting and the maximum of such relevant securities as aforesaid which may be allotted pursuant to such authority shall be the authorised but as yet unissued share capital of the company at the date and time of passing of this Resolution and as increased by the preceding Resolution;

2.2 the Directors shall be entitled under the authority hereby conferred or under any renewal thereof to make at any time prior to the expiry of such authority any offer or agreement which would or might require relevant securities as aforesaid to be allotted after the expiry of such authority.

3 That subject to Resolution No 2 above being passed the Directors shall be and are hereby empowered for a period expiring five years from the date hereof to allot any equity securities (as defined in section 94(2) of the Companies Act 1985 (the "Act")) of the Company pursuant to the authority conferred by Resolution No 2 above as if section 89(1) of the Act and the pre-emption rights contained in the Articles of Association of the Company did not apply to such allotment and the Directors shall be entitled to make at any time prior to the expiry of the power hereby conferred any offer or agreement which would or might require equity securities to be allotted after the expiry of such power provided that such power shall, subject as aforesaid, cease to have effect when the said authority Is revoked or would, if not renewed, expire or on the re-registering of the Company as a public company but if that authority is renewed the said power may also be renewed for a period not longer than that for which the authority itself is renewed by Special Resolution of the Company in General Meeting.

4. That the Company adopt new articles of association in the form attached hereto



 .......................................................

Garcia Hanson



 .......................................................

Brian Edmondson



 .......................................................

for and on behalf of

Authoriszor Holdings Limited



Dated

                                   SCHEDULE 4

                                  Shareholders

                Name                                               No. of Shares

Garcia Hanson                                      1,125,000 "A" Ordinary Shares
38 St James Road
Ilkley
West Yorkshire
LS29 9PY

Brian Edmondson                                    1,125,000 "B" Ordinary Shares
Rosedean
86 Ecclesfield Road
Chapeltown
Sheffield
South Yorkshire   S35 1TE

                                   SCHEDULE 5

                           (Completion Board Minutes)

                                  WRDC Limited

MINUTES of a Meeting of the Directors of the Company held at on ____________ 2001 commencing at am/pm

Present:         [*  ]

In attendance:   [*  ]



1         OPENING

          Garcia Hanson took the Chair, noted that the meeting had been duly convened and that a quorum was present.

2         DECLARATION OF DIRECTORS' INTERESTS

          Each Director declared whether or not he had an interest in the matters to be discussed for the purposes of Section 317 of the Companies Act 1985.

3 There was then produced to the meeting a written resolution of the Company, duly executed by its existing shareholders, increasing the authorised share capital of the Company and adopting new articles of association for the Company. IT WAS RESOLVED that the written resolution be accepted and that the secretary of the Company be authorised to file a copy of the written resolution, the new articles of association of the Company and a duly completed form 123 at Companies House.

4         TRANSFERS

4.1       There were then produced to the meeting the following transfers:

          Transferor                 Transferee                         Shares

          Brian Edmondson            Authoriszor Inc.                  582,500

          Garcia Hanson              Authoriszor Inc.                  582,500


4.2 IT WAS RESOLVED that such transfers be approved and that, subject to the transferee producing duly stamped stock transfer forms, such transfers be registered in the statutory books of the Company.

5         ALLOTMENT OF SHARES

          There was then produced to the meeting an allotment letter, issued by AHL, requesting that the Company issue to AHL, 139,168 "D" Ordinary Shares of (pound)0.01 each in the capital of the Company, at an aggregate subscription price of (pound)250,000, together with a cheque for that amount. IT WAS RESOLVED that it was in the best interests of the Company to make the allotment of 139,168 "D" Ordinary Shares of (pound)0.01 each to AHL, and that the secretary be authorised to write up the Company's statutory books accordingly, to issue an appropriate share certificate to AHL, and to file a duly completed form 88(2) at Companies House.

6 IT WAS RESOLVED that Paul Ayres, having consented to act, be appointed as an additional director of the Company with immediate effect.

7 IT WAS RESOLVED that the current accounting reference period of the Company be shorted to end on 30 June 2001.

8 There was then produced a resignation letter from the Auditors of the Company. IT WAS RESOLVED that the resignation be accepted and that Grant Thornton be appointed as the new auditors of the Company

9 IT WAS RESOLVED that the existing bank mandates of the Company be revoked and new mandates in a form acceptable to the Board be implemented.

10        CLOSING

          There being no further business, the meeting closed at _______________ am/pm.

         ...............................................................

                                    Chairman

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

                                   SCHEDULE 6

                               Deed of Undertaking

THIS DEED OF UNDERTAKING is made on [*    ] 200[*  ]

BETWEEN:

(1) [* ] LIMITED (Registered in England No [* ] whose registered office is at [* ] (the "Subsidiary"); and

(2)       [*    ]    and [*    ] (the "Shareholders")

RECITAL

This Deed of Undertaking is executed pursuant to Clause ) of an agreement of today's date between [* ] Limited (the "Company") (1)[* ] (2) and [* ](3) (the "Agreement").

THIS DEED WITNESSES as follows:

The Subsidiary undertakes to each of the Shareholders that in any case where under the terms of the Agreement:

(a)  an  obligation  or   restriction   is  imposed  upon  a  "Group   Company",
     "Subsidiary" or "Member of the Group" (as therein defined); or

(b) an obligation is imposed upon the Company to procure that an obligation or restriction is observed or performed by a "Group Company", "member of the Group" or "Subsidiary" (as therein defined);

it will (so far as that obligation or restriction falls to be observed or performed by or in respect of it) observe or perform such obligation or restriction.

IN WITNESS whereof this Deed has been executed and delivered by each of the parties the day and year first above written.

                                   SCHEDULE 7

                                Deed of Adherence

THIS DEED OF ADHERENCE is made on [*    ] 200[*    ]

BETWEEN:

(1)       [*    ] of [*    ] ("the Covenantor"); and

(2) WRDC LIMITED (Registered in England No. 2945) ("the Company") for itself and as attorney for the other parties to the Agreement.

(3) GARCIA HANSON of [ ] ("Mr. Hanson") and BRIAN EDMONDSON of [ ] ("Mr. Edmondson") (Mr. Garcia and Mr. Edmondson are together referred to as the "Relevant Party")

RECITAL

This Deed is supplemental to a Shareholders' Agreement made on [* ] between [* ] ("the Agreement").

THIS DEED WITNESSES as follows:

1. The Covenantor hereby confirms that it has been supplied with a copy of the Agreement and hereby covenants with each of the parties hereto to observe, perform and be bound by all the terms of the Agreement set out in Clauses
     3.1 - 3.6, 3.8 and 3.9 as if it were a party thereto or named therein as a Shareholder.

2. This Deed shall be governed by and construed in accordance with English law.

IN WITNESS WHEREOF this Deed has been executed by the Covenantor and the Company for itself and as attorney for the other parties to the Agreement and by the Relevant Party and is intended to be and is hereby delivered on the date shown on the first page.

EXECUTED (but not delivered until the date )
hereof) AS A DEED by )
AUTHORISZOR HOLDINGS )
LIMITED acting by:   )

Director:

Director/Secretary




EXECUTED (but not delivered until )
the date hereof) AS A DEED by     )
WRDC LIMITED acting by:           )

Director:

Director/Secretary




EXECUTED  (but not  delivered  until )
the date hereof) AS A DEED by        )
GARCIA HANSON                        )

Witness signature:

Name:

Address:



Occupation:

EXECUTED  (but not  delivered  until )
the date hereof) AS A DEED by        )
BRIAN EDMONDSON                      )

Witness signature:

Name:

Address:



Occupation:




EXECUTED (but not delivered until          )
the date hereof) AS A DEED by AUTHORISZOR  )
INC acting by:                             )


Director:

Director/Secretary